EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated and effective as of September 30, 2002, is by and between AMBIENT CORPORATION, a Delaware corporation (the "Company"), and CONSOLIDATED EDISON, INC., a New York corporation (the "Investor", each of the Company and the Investor being a "Party" and together the "Parties").

WITNESSETH:

WHEREAS, the Company and the Consolidated Edison Company of New York, Inc. ("CECONY") have entered into the Research and Development Agreement dated as of February 7, 2002, as subsequently amended by Amendment No. 1 dated as of June 11, 2002 and by Amendment No. 2 dated as of August 19, 2002 (the "Development Agreement", capitalized terms used herein and not otherwise defined being used herein as defined in the Development Agreement), pursuant to which they are jointly designing, developing and testing the Company's proposed power-line communications technology;

WHEREAS, as of August 19, 2002, the Company and CECONY entered into Amendment No. 2 to the Development Agreement ("Amendment No.2") pursuant to which, inter-alia, Investor is entitled to purchase from the Company shares of the Company's Common Stock, par value $0.001 (the "Common Stock"), for an aggregate investment of $1.4 million, subject to the completion of a due diligence examination to the Investor's satisfaction in its sole and unfettered discretion not subject to any standard of commercial reasonableness (the "Investment"); and

WHEREAS, the Investor has notified the Company that it intends to complete the Investment and, accordingly, the Parties are entering into this Agreement, as contemplated by Amendment No. 2, to address the Parties' respective rights and obligations concerning the Investment.

NOW, THEREFORE, the Parties hereto agree as follows:

1. PURCHASE AND SALE OF COMMON STOCK

1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, and to the completion of a due diligence examination to the Investor's satisfaction in its sole and unfettered discretion not subject to any standard of commercial reasonableness the Investor agrees to purchase and the

Company agrees to sell and issue to the Investor, an aggregate of thirty-five million (35,000,000) shares (the "Shares") of the Company's Common Stock. The purchase price for the Shares shall be Four Cents ($0.04) per Share, for an aggregate purchase price of One Million Four Hundred Thousand Dollars ($1,400,000) (the "Purchase Price").

1.2 Closing. The purchase and sale of the Shares shall take place as hereinafter provided. The purchase and sale of an initial tranche of twelve million two hundred fifty thousand (12,250,000) of the Shares shall take place at the Investor's headquarters at 4 Irving Place, New York, New York, at 10 a.m.

on September 30, 2002 (or such other location and time as the Investor and the Company consent to)(the "Initial Closing") against the payment of $225,000 of the Purchase Price and the cancellation by the Investor of the principal amount of $265,000 previously advanced to the Company pursuant to Amendment

No. 2 and pursuant to Amendment No. 1 to the Development Agreement ("Amendment No. 1") entered into by the Company and the Investor on August 19, 2002 and June 11, 2002, respectively, and further amended and restated as of the date hereof. Thereafter, subsequent closings for the purchase and sale of five additional tranches shall take place at intervals of not more than 30 days, with the first such subsequent closing taking place not more than 30 days from the Initial Closing (each such subsequent closing shall be referred to as a "Subsequent Closing" and collectively with the Initial Closing, may be referred to as the "Closing") and with the first four (4) such subsequent Closings being for five million (5,000,000) Shares each against the payment of $200,000 and the last Closing being for two million seven hundred fifty thousand (2,750,000) Shares against the payment of $110,000. At each of the Initial Closing and each respective Subsequent Closing, the Company shall deliver to the Investor the certificate representing the Shares purchased at such Closing against receipt by the Company from the Investor of payment of the respective portion of the Purchase Price then due.

1.3 Forgiveness of Amounts Previously Advanced by the Investor. Upon the Initial Closing and the conversion into Shares as provided in Section 1.2 above, the obligations of the Company to repay the advance of $175,000 made pursuant to Amendment No. 2 and the advance of $90,000 made pursuant to Amendment No. 1, in each case by the Investor, shall be deemed to have been satisfied in full.

1.4 Continuing Effect of Amendment No. 2 and Amendment No. 1. As provided in Section 7.10 hereof, each of the Company and the Investor covenant and agree that it is their intention that the terms and provisions of this Agreement shall reflect their entire understanding and agreement with respect to the Investment and the other matters addressed herein. Notwithstanding the foregoing, all of the terms and provisions contained in the Development Agreement, Amendment No. 1 and Amendment No. 2 (other than the provisions relating to the Investment which are superceded by this Agreement, and except that all references to Second Advance and Third Advance contained in the Development Agreement, as amended by Amendment No. 1 and Amendment No. 2, shall be null and void and of no further force and effect) shall be of continuing force and effect and CECONY may choose to assign any right thereunder to the Investor or to any other affiliate and CECONY hereby agrees and, if requested by Ambient at the time of such assignment, CECONY will at that time confirm in writing that such assignment does not operate as a novation of CECONY. In the event of an inconsistency between this Agreement and Amendment No. 1 or Amendment No. 2, the provisions of this Agreement shall control.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in a Disclosure Letter delivered to Investor prior to the Initial Closing, as of the date hereof, the date of the Initial Closing and the date of each Subsequent Closing, the Company hereby represents and warrants to the Investor as follows:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on (a) the business, operations, assets, or financial condition of the Company on a consolidated basis or (b) the ability of the Company to perform its obligations pursuant to the transactions contemplated by this Agreement or under the agreements or instruments to be entered into or filed in connection herewith ("Material Adverse Effect").

2.2 Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares being sold hereunder, has been taken or will be taken prior to the Initial Closing, and this Agreement, upon due execution and delivery, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

2.3 Valid Issuances. The Shares being purchased by the Investor hereunder, or any portion(s) thereof, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and the Investor shall have good and valid title to such Shares, free and clear of any liens, pledges, encumbrances, taxes, charges or restrictions of any kind (other than as created by or through the Investor).

2.4 Compliance with Law and Charter Documents. The Company is in compliance with, and is not in violation of, or default under, any provisions of its Certificate of Incorporation or Bylaws, both as currently in effect. To its knowledge, the Company is in compliance in all material respects with all applicable laws, rules, regulations, judgments, decrees and governmental orders, except for such non-compliance that would not have a Material Adverse Effect. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby will not result in a violation or default of any agreement that the Company is party to, or be in conflict with or constitute, either a default under the Company's Certificate of Incorporation or Bylaws, both as currently in effect, or an event which results in the creation of any material lien, charge or encumbrance upon the capital stock or any asset of the Company, or a default under any agreement, contract, license, instrument or commitment (oral or written) to which the Company is a party or is bound and which involves payment by the Company or any of its subsidiaries which is material to the business, properties, financial condition or results of operation of the Company or its subsidiaries (a "Material Agreement"), or a violation of any material laws, rules, regulations, judgments, decrees or orders. All material licenses, permits, approvals, registrations, qualifications, certificates and other authorizations necessary for the conduct of the Company's business as presently conducted (the "Licenses") have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or any material adverse modification of any of such Licenses, except for Licenses that, individually or in the aggregate, the Company need not hold or possess in order to avoid a Material Adverse Effect

2.5 Litigation. Except as set forth in the Disclosure Letter, there is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement or the consummation of the transactions contemplated hereby, which might result, either individually or in the aggregate, in any Material Adverse Effects on the assets, financial condition, operations or business of the Company, financially or otherwise. There is no action, suit, proceeding or investigation by the Company currently pending.

2.6 Intellectual Property.

(i) As used in this Agreement, the term "Intellectual Property" means the following items that are held for use or used in the businesses of the Company and its subsidiaries as conducted as of the date hereof or as presently contemplated to be conducted and any licenses to use any of the following: all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill, registrations and applications relating to the foregoing, and any material unregistered trademarks or service marks (collectively, "Trademarks"); patents, patent applications and any continuations, divisionals, continuations-in-part, renewals, reissues for any of the foregoing (collectively, "Patents"); copyrights (including registrations and applications for any of the foregoing and material common law or unregistered copyrights) (collectively, "Copyrights"); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections  of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (collectively, "Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets").

(ii) Except as set forth in this Agreement, in the Development Agreement and in the Disclosure Letter, the Company has the right to use all Intellectual Property, free and clear of all liens, pledges, encumbrances, taxes, charges or restrictions of any kind, and the Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration.

(iii) Any Intellectual Property owned or used by the Company has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(iv) There is no pending or, to the knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and neither the Company nor its subsidiaries has received written notice regarding any of the foregoing, involving: (i) the Intellectual Property owned by the Company, (ii) the Intellectual Property licensed to the Company, (A) alleging that the activities or the conduct of the businesses of the Company infringes upon, violate, or constitute the unauthorized use of the intellectual property rights of any third party, or (B) challenging the ownership rights of the Company, or validity, enforceability, and registrability of, any Intellectual Property.

(v) To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company.

(vi) The Company takes reasonable measures to protect the confidentiality of Trade Secrets. No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the proprietary interests of the Company in and to such Trade Secrets.

2.7 Title to Property and Assets. The Company owns and has valid title to its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise and do not materially impair the Company's ownership or use of such property or assets or which would not, in the aggregate, have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances. The Company does not own any real property.

2.8 Security Interest in the Collateral. The Company is in compliance and has been in compliance at all times since February 7, 2002 with the covenants set forth in the first two sentences of Section 3.6(e) of the Development Agreement.

2.9. Capitalization. The capitalization of the Company is as set forth in Schedule 2.9 hereto, which Schedule 2.9 includes all warrants, options, calls, puts, pre-emptive or appraisal rights, or other rights to buy, sell or otherwise acquire or dispose of Common Stock.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR.

As of the date hereof, the date of the Initial Closing and the date of each Subsequent Closing, the Investor hereby represents and warrants to the Company that:

3.1 Authorization, Compliance with Laws and Charter Documents. The Investor has full power and authority to enter into this Agreement. This Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under the Investor's organizational documents, as currently in effect, or an event which results in the creation of any lien, charge or encumbrance upon the capital stock or any asset of the Investor, or a default under any agreement or contract of the Investor, or a violation of any laws, rules, regulations, judgments, decrees or orders, except in the case of any of the foregoing, such default(s), lien(s)

charge(s), encumbrance(s) or violation(s) as would not have a material adverse effect on the Investor and Consolidated Edison, Inc. ("CEI") and all other companies (besides the Investor) directly or indirectly owned by CEI, considered as a whole.

3.2 Purchase Entirely for Own Account. The Investor is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for the resale or distribution of any part thereof. The Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.3 Disclosure of Information. The Investor has received all of the information which it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

3.4 Accredited Investor. The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect.

3.5 Restricted Securities. The Investor acknowledges that, because the Shares have not been registered under the Securities Act, the Shares, and must be held indefinitely unless the resale of which is subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

3.6 Possession of Material Non-Confidential Information: Investor acknowledges, in connection with Investor's purchase of the Shares and discussions and negotiations with respect thereto, that the Investor may be in possession of material non-public information and, accordingly, agrees that it may not transfer any securities owned by it unless in compliance with applicable securities laws and regulations.

3.7 Legends. The Investor understands that until (a) the Shares may be sold by the Investor under Rule 144(k) or (b) such time as the resale of the Shares have been registered under the Securities Act as contemplated in Section 4 hereof, the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN OPINION FROM COUNSEL THAT SUCH OFFER, SALE OR TRANSFER FALLS WITHIN AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THOSE LAWS.

3.8 Standstill. The Investor hereby agrees that neither the Investor nor any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), will (and the Investor and such affiliates will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others: (a) acquire or agree, offer, seek or propose to acquire through a business combination or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of a substantial portion of the assets or business of the Company (other than in the ordinary course of business) or any additional securities of the Company, or any bank debt, claims or other obligations of the Company, or any rights or options to acquire such ownership (including from a third party), or make any public announcement with respect to any of the foregoing; or (b) sell, assign, transfer, pledge or otherwise convey any or all of the Shares (other than in connection with open market transactions pursuant to an effective registration statement), in either case pursuant to (a) or (b) above unless the Investor shall first give the Company thirty (30) days prior written notice of the conveyance and the opportunity to acquire the Shares on the same terms.

4. COVENANTS OF THE COMPANY AND DEMAND REGISTRATION RIGHTS

4.1 Board Representation: Following the Initial Closing and so long as the Investor shall hold, in the aggregate, at all times following the completion of all the Closings, at least 25.0% of the issued and outstanding shares of the Company's Common Stock (the "Requisite Percentage"), the Investor shall be entitled to designate one member (the Investor's Director Designee") of the Company's board of directors (the "Board"). The Investor shall be entitled to first exercise its right hereunder to designate the Investor's Director Designee only after it has paid into the Company the final installment of the Purchase Price at the last Closing and such right shall then continue in full force and effect so long as the Investor shall hold the Requisite Percentage. Investor acknowledges and agrees that the director designated by it to sit on the

Company's Board shall be subject to re-election by the Company's stockholders at the Company's scheduled meetings for the election of directors.

4.1.1 The right of the Investor under Section 3.7 of the Development Agreement to appoint an observer to the Company Board shall, upon the first exercise of the Investor's right under Section 4.1 to appoint the Investor's Director Designee, cease and be of no further force and effect.

4.2 Approvals: Following the Initial Closing and so long as the Investor shall hold, in the aggregate, at all times following the completion of all the Closings, at least the Requisite Percentage of the Common Stock, the Company covenants to notify the Investor in writing in advance of, and the Investor shall be entitled to approve or reject, in a commercially reasonable manner: (1) any debt or equity financing or asset sale to be undertaken by Ambient involving an amount in excess of $500,000; and (2) any single expenditure involving in excess of $100,000 or aggregate monthly expenditures involving in excess of $300,000, provided, however, that the rights specified in (1) above shall terminate on the earlier to occur of the Investor's decision to terminate such rights, or June 30, 2003. Subsequent to June 30, 2003, the Investor retains the right to approve or reject a debt or equity financing in excess of $750,000 provided that in the event the Investor disapproves, the Investor is to provide financing to the Company on substantially similar terms and conditions within 30 days. In addition, the right specified in (2) above shall expire upon the earlier to occur of the successful raising by the Company of $500,000 of capital other than from the Investment or February 28, 2003.

4.3 Registration Rights (i) Upon the written request of the Investor, the Company shall file a registration statement (the "Registration Statement"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Act") with respect to the Shares; provided, however that such request must be for the registration of not less than 10,000,000 Shares.

(ii) At such time as the Company files a Registration Statement with the SEC under the Act with respect to securities held by any of the Company's other stockholders or rights holders, the Company will include the Shares in such Registration Statement, subject to the Investor agreeing to any lock up or other restriction then asked of the other registering holders, and if the such securities (the "Outstanding Shares") cannot be accommodated in such Registration Statement, then the Outstanding Shares shall be included in proportion to corresponding respective ownership stakes they represent.

(iii) The Shares sought to be registered pursuant to (i) or (ii) above are hereinafter referred to as the "Securities". The Investor (also referred to hereinafter as the "Holder") shall pay any and all underwriting commissions, if any, in connection with the registration and sale of the Securities under this Section 4.3, but the Company shall bear all fees and expenses attendant to registering the Securities under federal, state and any other securities laws, and any required filings with the NASD, including, without limitation, all printing costs.

(iv) The Company shall use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable.

(v) The Company shall use its best efforts to cause the Securities to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request; provided, however, that the Company shall not by reason of this Section 4.3 be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process in such jurisdiction.

(vi) Upon request, the Company shall furnish the Holder and its counsel copies of all registration statements and amendments and supplements thereto, each preliminary and final prospectus and amendment and supplement thereto, comment letters from the SEC, the National Association of Securities Dealers ("NASD") and state securities commissions, and such other documents as the Investor shall reasonably request to facilitate the disposition of the Securities included in such registration.

(vii) The Company will indemnify and hold harmless the Holder, and each partner, officer, director, and controlling person of the Holder, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement against all claims, losses, damages and liabilities (or actions in respect thereof under the Act, the Exchange Act, common law or otherwise arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like as amended and supplemented) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Act or any state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will promptly reimburse the Holder, and each partner, officer, director, and each controlling person of the Holder, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable to the Holder or any partner, officer, director and controlling person of the Holder, to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission contained in information furnished to the Company by the Holder in writing for use therein.

(viii) In connection with any registration statement in which the Holder is participating, the Holder shall furnish to the Company in writing such information and affidavits as the Company and any underwriter reasonably requests for use in connection with any such registration statement or prospectus and shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Holder.

(ix) If the indemnification provided for in subparagraph (vi) above is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such of loss, liability, claim, damage, expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of competent jurisdiction by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the party's relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(x) With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities (as that term is used in Rule 144 under the Act) to the public without registration, the Company undertakes to use its best efforts to:

(A) make and keep public information available as those terms are understood and defined in Rule 144 under the Act;

(B) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(C) so long as the Holder owns any restricted Securities, furnish to the Holder promptly upon a written request by the Holder as to the Company's compliance with the reporting requirements of Rule 144 (at any time from and after ninety days following the effective date of the first registration statement filed by the Company for an offering of Securities to the general public), and of the Act and Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing himself, herself or itself of any rule or regulation of the SEC allowing the Holder to sell any such Securities without registration.

(ix) Notwithstanding the forgoing, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the Holder in writing of the existence of a Potential Material Event, the Holder shall not offer or sell any Securities, or engage in any other transaction involving or relating to the Securities, from the time of the giving of notice with respect to a Potential Material Event until either the events or circumstances comprising such Potential Material Event have been disclosed to the public or no longer constitute a Potential Material Event; provided however, that the Company may not so suspend the right to the Holder during the periods the Registration Statement is required to be in effect other than during a Permitted Suspension Period. The term "Permitted Suspension Period" means one or more suspension periods during any consecutive 12-month period and the term "Potential Material Event" shall mean any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination. Notwithstanding anything to the contrary contained herein, the provisions hereof shall not apply to the extent that any of the Securities then included in such Registration Statement may be sold or otherwise transferred under Rule 144 under the Act or are transferred in a private non-brokerage transaction.

4.4 Security Interest Granted Pursuant to Development Agreement. The Company agrees to take any action reasonably requested by the Investor to further assure the attachment and perfection of the security interest granted pursuant to Section 3.6(e) of the Development Agreement, including, without limitation, executing appropriate instruments required by the Uniform Commercial Code (UCC) and pursuant to the rules and regulations of the United States Patent and Trademark Office ("PTO"). Specifically the Company covenants to provide, prior to any public announcement of the granting to it of any US or foreign jurisdiction patent, a letter to the Investor for purposes of filing with the PTO or its foreign counterpart(s), substantially identical to the letter provided by the Company to the Investor dated September 18, 2002 regarding US Patent #6,452,482.

5. CONDITIONS OF INVESTOR'S SIGNING AND OF INVESTOR'S OBLIGATIONS AT CLOSING.

The obligations of the Investor under subsection 1.1 of this Agreement are subject to the fulfillment, or written waiver by the Investor, on or before the Initial Closing and, thereafter, on each Subsequent Closing, of each of the following conditions:

5.1 Representatives, Warranties, Covenants. The representations and warranties of the Company must be true and correct in all material respects as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be true and correct as of such date) and the Company must have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

5.2 Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

5.3 Miscellaneous Conditions. There shall not have occurred any of the following events (any of  which shall give the Investor the option, but not the obligation, to refuse to consummate the Initial Closing or any Subsequent Closing, as the case may be):

(a)

there shall occur any event, voluntary or involuntary, relating to the Company's bankruptcy, insolvency, reorganization, moratorium or liquidation, or to the Company's inability to pay its debts as they come due, including but not limited to any filing under Chapter 7 or 11 of the United States Bankruptcy Code;

(b)

the commencement of any proceeding, judicial or administrative, which in the Investor's sole and unfettered discretion not subject to any standard of commercial reasonableness, is likely to have a Material Adverse Effect; and

(c)

any of John Joyce, Yehuda Cern or Ram Rao shall die or become unable to perform their duties as presently being performed, which inability shall continue for a period of at least 10 days; provided, however, that during any such 10 day period, the Investor's obligation's under Section 1.2 hereunder shall be temporarily suspended.

6. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Initial Closing and, thereafter, on each Subsequent Closing, of each of the following conditions:

6.1 Execution of Agreement. The Investor will have executed and delivered this Agreement to the Company.

6.2 Purchase Price. The Investor will have delivered the Purchase Price then due to the Company in accordance with this Agreement.

6.3 Representations, Warranties, Covenants. The representations and warranties of the Investor must be true and correct in all material respects as of the Initial Closing and must remain true and correct through each Additional Closing, as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be correct as of such date), and the Investor will have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Investor at or prior to the Initial Closing and each Additional Closing.

6.3 Legal Impediment. No statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7. MISCELLANEOUS.

7.1 Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the completion of all of the Subsequent Closings and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

7.2 Successor and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applicable to contracts to be performed entirely within that state. Each of the parties consents to the exclusive jurisdiction of the state or federal courts whose districts encompass any part of the New York County or the Second Circuit, in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party waives its right to trial by jury. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original by the party executing the same, but all of which together shall constitute one and the same instrument.

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and (i) delivered personally, (ii) mailed by registered or certified mail (postage prepaid, return receipt requested) or (iii) sent by telecopier, with the written notice sent by mail as set forth in (ii) above, to the parties as follows:

(i)

if to Company to:

Ambient Corporation

1033 Beacon Street

Brookline, MA 02446

Attention: John Joyce - Chief Executive Officer

Telecopier No.: 1-617-566-3035

with a copy to:

Aboudi & Brounstein

3 Gavish Street

Kfar Saba, Israel

Telecopier No. 011-972-9 764-4833

(ii)

if to Investor to:

Consolidated Edison, Inc.

4 Irving Place - Room 1810

New York, NY 10003

Attention: Senior Vice President and General Counsel

Telecopier No.: (212) 674-7329

with a copy to:

Consolidated Edison Company of New York, Inc.

4 Irving Place -Room 700

New York, NY 10003

Attention: Vice President, Corporate Planning

Telecopier No.: (212) 673-6484

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, mailed or sent.

7.7 Finder's Fee. Each Party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.10 Entire Agreement. This Agreement and all schedules and exhibits attached thereto, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. All other prior agreements, understandings and representations, both oral and written, between the parties with respect to the subject matter hereof, including without limitation, Amendment No. 2, are superseded and of no effect. This Agreement may be executed in counterparts and by the exchange of facsimile signed copies.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement.

AMBIENT CORPORATION

BY: /s/ John J. Joyce

Name: John J. Joyce

Title: Chief Executive Officer

CONSOLIDATED EDISON, INC.

BY: /s/ Robert P. Stelben

Name: Robert P. Stelben

Title: Vice President and Treasurer